News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLC Vision Corporation Amends Agreement On Sale of OccuLogix Stock

ST. LOUIS, MO, August 29, 2007: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that it has amended the agreement regarding the sale of the remaining shares of OccuLogix, Inc. (TSX:OC)(NASDAQ:OCCX) common stock pursuant to its previously announced agreement with JEGC OCC Corp. (JEGC). Under the amended agreement, the closing date for the sale of TLCVision‘s remaining 18,770,302 shares of OccuLogix common stock will be extended for an additional forty five days to October 12, 2007. No other terms or conditions of the agreement were modified.

The agreement specifies that JEGC will acquire TLCVision’s remaining OccuLogix common stock at a price based upon the average trading price of OccuLogix common stock at the time of purchase, subject to certain minimum prices and regulatory limitations and further subject to JEGC obtaining satisfactory financing and other customary closing conditions.

Jim Wachtman, President and Chief Executive Officer of TLCVision stated, “We have extended our agreement for 45-days to give JEGC additional time to execute its recently expanded OccuLogix investment plans. We believe that completing the previously disclosed sale of TLCVision’s remaining OccuLogix shares is the clearest path to enhancing shareholder value.”

On June 22, 2007, TLCVision announced the sale of 1,904,762 shares of OccuLogix common stock to JEGC at a price of US$1.05 per share for proceeds of US$2.0 million.

Forward Looking Statements
This press release contains certain forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press.

About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management, and technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. More information about TLCVision can be found on the website at www.tlcv.com. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.tlcvision.com.